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                                                                   EXHIBIT 21.1




                            STONE ENERGY CORPORATION

                      SUBSIDIARIES AS OF JANUARY 25, 2001



Stone Energy, L.L.C., a Delaware limited liability company

Basin Onshore Oil & Gas, Inc., a Delaware corporation

Conoco Offshore Inc., a Delaware corporation